Exhibit 10.37

I. Integral Technologies. Inc. and its affiliates ("Integral") desire to purchase and Bill Robinson (“Robinson”) desires to sell preferred shares at a cost of $4.25 per share on the following schedule:

On the 15th of each month beginning 11/15/12 until 6/15/13:	$7,500
On the 15th of each month beginning 7/15/13until 12/15/14:	$10,000
On January 15, 2015:	$60,000

In exchange for each payment, Robinson shall transmit the number of preferred shares at the rate of $4.25 per share.

2. Integral agrees to

     A.  Remove the legend from all of Robinson’s share certificates

B.    Show Robinson the language to be inserted into a press release announcing his resignation as CEO and from the Integral Board of Director (see below) which Robinson can comment on, provided that Integral has the right to determine the final language, and provided further that Integral intends to use language indicating that Robinson bas left the company to pursue other interests and thanks him for his long service.

C.     Make no disparaging statements regarding Robinson.

D.    Keep the terms of this agreement confidential, provided that Integral may disclose any terms that must be disclosed pursuant to state and federal laws.

E.     Waive any and all claims, known or unknown, against Robinson arising out of his work for Integral, provided that this waiver does not apply to claims by any U.S. authority. including the U.S. Internal Revenue Service, for taxes owed by or on behalf of Robinson about which Integral offers no opinion.

3. Robinson agrees to

A.    Resign as CEO effective November 8. 2012.

B.    Resign as a member and as Chairman of the Integral Board of Directors effective November 8. 2012.

C.    Waive all claims and remedies under his employment agreement and the wage and hour laws of the state of Washington and U.S. and Canadian labor laws and all claims for back pay or severance pay under his agreement, statute or common law and all other claims against Integral. known or unknown.

D.    Have no further contact with customers or potential customers of Integral except as follows: the Canadian plastics company Robinson has been put in contact with through a contact in New York and an interested investor. Robinson shall advise Integral of the identities of these parties no later than November 30, at which time Robinson will cease contact with them.

E.    Make: no disparaging statements regarding Integral or ElectriPlast Corporation or their affiliates and subsidiaries.

F.    Not compete with Integral

G.    Return all property and documents related to Integral

4. This is the only agreement between Integral and Robinson concerning the matters set forth herein and will be governed by the laws of the State of Washington and jurisdiction over the adjudication of any disputes that arise out of this agreement shall be in the courts of the State of Washington. If any portion or portions of this agreement is found invalid, it shall not invalidate any other portion or portions of the agreement.

5. Integral and Robinson agree to bring no action and waive any and all claims against each other, known or unknown. Robinson further agrees to bring no action and waives all claims, known or unknown, against the Directors and officers of Integral.

DATED this .8 day of November 2012.

Integral, by

William Ince	/s/ William Ince
Herbert Reedman	/s/ Herbert Reedman
James Eagan	/s/ James Egan
Richard Blumberg	/s/ Richard Blumberg	its Board

/s/ W. S. Robinson
Bill Robinson